Exhibit 12

                        PHH Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                                              Three Months Ended
                                                                    March 31,
                                                              ------------------
                                                                2001        2000
                                                                ----        ----
Income before income taxes                                     $ 125       $  25
Plus:  Fixed charges                                              62          25
                                                               -----       -----
Earnings available to cover fixed charges                      $ 187       $  50
                                                               =====       =====

Fixed charges (1):
Interest, including amortization of deferred
  financing costs                                              $  59       $  23
Interest portion of rental payment                                 3           2
                                                               -----       -----

Total fixed charges                                            $  62       $  25
                                                               =====       =====

Ratio of earnings to fixed charges                             $3.03       $2.00
                                                               =====       =====

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(1)   Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).